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                                                                  EXHIBIT 17(K)

                                 PRUDENTIAL MUTUAL FUNDS

                            Supplement dated October 2, 1995

     The following information supplements the prospectuses of each of the Funds listed on the reverse.

                                     SHAREHOLDER GUIDE

HOW TO BUY SHARES OF THE FUND

REDUCTION AND WAIVER OF INITIAL SALES CHARGES.

     PRUARRAY PLANS. Class A shares may be purchased at NAV by certain retirement and deferred compensation plans, qualified or non-qualified under the Internal Revenue Code of 1986, as amended, (the Code), including pension, profit-sharing, stock-bonus or other employee benefit plans under Section 401 of the Code and deferred compensation and annuity plans under Sections 457 and 403(b)(7) of the Code that participate in the Transfer Agent's PruArray Program (a benefit plan record keeping service) (hereafter referred to as a PruArray
Plan); provided (i) that the plan has at least $1 million in existing assets or 1,000 eligible employees or participants and (ii) that Prudential Mutual Funds constitute at least one-half of the plan's investment options. The term "existing assets" for this purpose includes stock issued by a PruArray Plan sponsor and shares of non-money market Prudential Annual Funds and shares of certain unaffiliated non-money market mutual funds that participate in the PruArray Program (Participating Funds). "Existing assets" also include shares of money market funds acquired by exchange from a Participating Fund. After a PruArray Plan qualifies to purchase Class A shares at NAV, all subsequent purchases will be made at NAV.


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     Listed below are the names of the Prudential Mutual Funds and the dates of the prospectuses to which this supplement relates.



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          NAME OF FUND                                   PROSPECTUS DATE
          ------------                                   ---------------

Prudential Adjustable Rate Securities Fund, Inc.        June 26, 1995
Prudential Diversified Bond Fund, Inc.                  January 3, 1995
                                                        (as supplemented June 20, 1995)
Prudential Equity Fund, Inc.                            February 28, 1995
Prudential Equity Income Fund                           December 30, 1994
Prudential Global Fund, Inc.                            January 3, 1995
Prudential Government Income Fund, Inc.                 May 1, 1995
Prudential Growth Opportunity Fund, Inc.                February 1, 1995
Prudential High Yield Fund, Inc.                        February 28, 1995
Prudential IncomeVertible Fund, Inc.                    March 1, 1995
Prudential Intermediate Global Income Fund, Inc.        March 2, 1995
Prudential Multi-Sector Fund, Inc.                      June 30, 1995
Prudential Pacific Growth Fund, Inc.                    January 3, 1995
Prudential Short-Term Global Income Fund, Inc.
     Global Assets Portfolio                            January 3, 1995
     Short-Term Global Income Fund                      January 3, 1995
Prudential Structured Maturity Fund, Inc.               March 1, 1995
Prudential U.S. Government Fund                         January 3, 1995
Prudential Utility Fund, Inc.                           March 1, 1995
Global Utility Fund, Inc.                               February 1, 1995
Nicholas-Applegate Fund, Inc.                           March 6, 1995

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